Oklo Inc. Insider Trading Policy (as of May 14, 2025) Insider Trading Policy

Oklo Inc. Insider Trading Policy (as of May 14, 2025) S-II-1 Insider Trading Policy Table of contents Table of contents ...................................................................................................................... 1 1 Purpose ............................................................................................................................... 3 2 Scope ................................................................................................................................... 4 3 Policy .................................................................................................................................. 5 3.1 Prohibitions on insider trading ................................................................................... 5 3.2 Detection and prosecution of insider trading ............................................................. 5 3.3 Compliance officer ....................................................................................................... 6 3.4 Reporting violations ..................................................................................................... 6 3.5 Personal responsibility ................................................................................................ 6 4 Transactions covered by this Policy ........................................................................... 7 4.1 Types of transactions covered by this Policy .............................................................. 7 4.2 Responsibilities regarding the non-public information of other companies ............. 7 4.3 Applicability of this Policy after your departure ....................................................... 7 4.4 No exceptions based on personal circumstances ........................................................ 7 4.5 Penalties for violation of insider trading laws and this Policy ................................. 8 5 Material non-public information ................................................................................. 9 5.1 “Material” information ................................................................................................ 9 5.2 “Non-public” information ........................................................................................... 10 6 Policies regarding material non-public information ............................................ 11 7 Trading blackout periods ............................................................................................ 12 7.1 Quarterly blackout periods ....................................................................................... 12 7.2 Special blackout periods ............................................................................................ 12 7.3 No “safe harbors” ....................................................................................................... 13 8 Pre-clearance of trades ................................................................................................. 14 9 Additional restrictions and guidance ....................................................................... 15 9.1 Short sales .................................................................................................................. 15 9.2 Derivative securities and hedging transactions ....................................................... 15 9.3 Using Oklo securities as collateral for loans ............................................................ 15 9.4 Holding Oklo securities in margin accounts ............................................................ 16 9.5 Placing open orders with brokers ............................................................................. 16 10 Limited exceptions .................................................................................................... 17 10.1 Transactions pursuant to a trading plan that complies with SEC rules ................ 17 10.2 Receipt and vesting of stock options, restricted stock unites, restricted and stock appreciation rights ................................................................................................................ 18 10.3 Cash or cashless net exercise of stock options ......................................................... 18 10.4 Purchases from the employee stock purchase plan ................................................. 18 10.5 Stock splits, stock dividends, and similar transactions ........................................... 18 10.6 Bona fide gifts and inheritance ................................................................................. 18 10.7 Change in form of ownership .................................................................................... 19 10.8 Other exceptions ........................................................................................................ 19

Oklo Inc. Insider Trading Policy (as of May 14, 2025) S-II-2 Insider Trading Policy 11 Compliance with Section 16 of the Securities Exchange Act .......................... 20 11.1 Ownership reporting obligations of directors and Section 16 officers .................... 20 11.2 Notification requirements to facilitate Section 16 reporting .................................. 20 11.3 Personal responsibility .............................................................................................. 20 12 Compliance .................................................................................................................. 21 13 Revision history ......................................................................................................... 22

Oklo Inc. Insider Trading Policy (as of May 14, 2025) S-II-3 Insider Trading Policy 1 Purpose Oklo Inc. and any of its subsidiaries or affiliates (collectively, “Oklo” or “the Company”) prohibits the unauthorized disclosure of any non-public information you obtain in the course of your service with Oklo and the misuse of material non-public information in securities trading. It is illegal under federal securities laws for anyone to purchase or sell securities of any company while aware of, or in possession of, material nonpublic information about the company. It is also illegal to disclose such information to others who may trade in securities. This Insider Trading Policy (the “Policy”) prohibits the unauthorized disclosure and misuse of any non-public information.

Oklo Inc. Insider Trading Policy (as of May 14, 2025) S-II-4 Insider Trading Policy 2 Scope This Policy applies to all directors, officers, employees, and agents (such as consultants and independent contractors) of Oklo and others designated by the Compliance Officer from time to time. References to Oklo include subsidiaries of Oklo. References in this Policy to “you” (as well as general references to directors, officers, employees and agents of Oklo) should also be understood to include members of your immediate family, persons with whom you share a household, persons who are your economic dependents and any other individuals or entities whose transactions in securities you direct, control or influence (including, for example, a trust or a venture or other investment fund, if you influence, direct or control transactions by the entity); provided, however, that this Policy shall not apply to any such entity, including any such venture or other investment fund, that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and you have represented to Oklo that such affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning Oklo from purchasing or selling securities of Oklo or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities). You are responsible for making sure that these other individuals and entities comply with this Policy.

Oklo Inc. Insider Trading Policy (as of May 14, 2025) S-II-5 Insider Trading Policy 3 Policy 3.1 Prohibitions on insider trading The antifraud provisions of U.S. federal securities laws prohibit directors, officers, employees, and other individuals who possess material non-public information from trading on the basis of that information in breach of a duty of trust or confidence. It is also prohibited to trade directly or indirectly through others while aware of or in possession of such information. Your transactions, whether they be your own or others, will be considered “on the basis of” material non-public information if you are aware of the material non-public information at the time of the transaction. It is not a defense that you did not “use” the information for purposes of the transaction. Disclosing material non-public information or making recommendations or expressing opinions as to transactions in securities while aware of material non-public information (which is sometimes referred to as “tipping”) is illegal. Both the “tipper” who provides the information, recommendation, or opinion and the “tippee” who trades based on such information may be liable. Similarly, you may not engage in transactions involving the securities of any other company if you are aware of material non-public information about that company. For example, you may be aware of a proposed transaction involving a prospective business relationship or transaction with another company. If information about that transaction constitutes material non-public information for that other company, you would be prohibited from engaging in transactions involving the securities of that other company (as well as transactions involving Oklo securities, if that information is material to Oklo). “Materiality” is company-specific—information that is not material to Oklo may be material to another company. Lastly, you are also prohibited from trading Oklo shares based on rumors existing within the company concerning matters, which, if true, would be considered material non-public information. These illegal activities are commonly referred to as “insider trading.” State securities laws and securities laws of other jurisdictions also impose restrictions on insider trading. In addition, Oklo, as well as individual directors, officers, and other supervisory personnel, may be subject to liability as “controlling persons” for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control. 3.2 Detection and prosecution of insider trading The U.S. Securities and Exchange Commission (the “SEC”), the Financial Industry Regulatory Authority (“FINRA”) and the New York Stock Exchange use sophisticated electronic surveillance techniques to investigate and detect insider trading, and the SEC and the U.S. Department of Justice pursue insider trading violations vigorously. Regulators have successfully prosecuted cases involving trading through foreign accounts, trading by family members and friends and trading involving only a small number of shares.

Oklo Inc. Insider Trading Policy (as of May 14, 2025) S-II-6 Insider Trading Policy 3.3 Compliance officer You should direct any questions, requests or reports to Oklo’s Chief Financial Officer (“Chief Financial Officer” or “Compliance Officer”). A Compliance Officer is generally responsible for the administration of this Policy. A Compliance Officer may select others to assist with the execution of their duties. The Compliance Officer may include amendments to or departures from the terms of this Policy, to the extent consistent with the general purpose of this Policy and applicable securities laws. 3.4 Reporting violations It is your responsibility to help enforce this Policy. You should be alert to possible violations and promptly report violations or suspected violations of this Policy to a Compliance Officer. If your situation requires that your identity be kept secret, your anonymity will be preserved to the greatest extent reasonably possible. If you wish to remain anonymous, you may: send a letter addressed to a Compliance Officer at Oklo, 3190 Coronado Drive, Santa Clara, CA 95054 or complete an online report at https://oklo.allvoices.co/. If you make an anonymous report, please provide as much detail as possible, including any evidence that you have. 3.5 Personal responsibility You are responsible for complying with this Policy and applicable laws and regulations. You should always use your best judgment and consult with your personal legal and financial advisors, as needed. You should seek assistance from a Compliance Officer if you have any questions at all. The rules relating to insider trading can be complex, and a violation of insider trading laws can carry severe consequences.

Oklo Inc. Insider Trading Policy (as of May 14, 2025) S-II-7 Insider Trading Policy 4 Transactions covered by this Policy 4.1 Types of transactions covered by this Policy Except as discussed in “Limited Exceptions” below, this Policy applies to all transactions involving the securities of Oklo. It also applies to all transactions involving the securities of other companies about which you possess material non-public information obtained in the course of your service with Oklo. This Policy therefore applies to purchases, sales and other transfers of common stock, options, warrants, preferred stock, debt securities (such as debentures, bonds and notes) and other securities (including distributions of securities by a venture or other investment fund to its constituent equity holders). This Policy also applies to any arrangements that affect economic exposure from changes in the prices of these securities (e.g., transactions in derivative securities (such as exchange-traded put or call options), hedging transactions, short sales and certain decisions with respect to participation in benefit plans). This Policy also applies to any offers by you with respect to the transactions discussed above. There are no exceptions from insider trading laws or this Policy based on the size of the transaction. 4.2 Responsibilities regarding the non-public information of other companies This Policy prohibits the unauthorized disclosure or other misuse of any non-public information of other companies or their securities about which you possess material non-public information obtained in the course of your service with Oklo, such as Oklo’s vendors, customers, collaborators, suppliers and competitors. This Policy also prohibits insider trading and tipping in breach of a duty of trust or confidence based on the material non-public information of other companies or their securities about which you possess material non-public information obtained in the course of your service with Oklo. 4.3 Applicability of this Policy after your departure You are expected to comply with this Policy until such time as (i) you are no longer affiliated with Oklo, (ii) you no longer possess any material non-public information subject to this Policy and (iii) if your transactions in Oklo securities are subject to a blackout period at the time you cease to be affiliated with Oklo, the end of such blackout period. If you are in possession of material non- public information when your service terminates, you may not trade in the Company’s securities until that information has become public or is no longer material. 4.4 No exceptions based on personal circumstances There may be instances where you suffer financial harm or other hardship or are otherwise required to forego a planned transaction because of the restrictions imposed by this Policy. Personal financial emergency or other personal circumstances will not limit your liability under securities laws and will not excuse a failure to comply with this Policy.

Oklo Inc. Insider Trading Policy (as of May 14, 2025) S-II-8 Insider Trading Policy 4.5 Penalties for violation of insider trading laws and this Policy Violating securities laws can undermine investor trust, harm the reputation and integrity of the Company and result in dismissal from the Company or even serious criminal and civil charges against the individual and the Company. The Company reserves the right to take whatever disciplinary or other measure(s) it determines in its sole discretion to be appropriate in any particular situation, including disclosure of wrongdoing to governmental authorities.

Oklo Inc. Insider Trading Policy (as of May 14, 2025) S-II-9 Insider Trading Policy 5 Material non-public information 5.1 “Material” information Information is material if there is a substantial likelihood that a reasonable investor would consider it important in deciding whether to buy, hold or sell securities or would view the information as significantly altering the total mix of information in the marketplace. Both positive and negative information may be material. It is not possible to define all categories of “material” information. However, some examples of information that could be regarded as material include information with respect to: • Financial results, financial condition, earnings pre-announcements, guidance, projections or forecasts, regardless of whether such information is complete or incomplete as it relates to an accounting or reporting period; note that information about the results of Oklo’s operations for a period of time that is shorter than the quarterly periods typically covered in regular publications might be material in helping predict Oklo’s financial results for the quarter; • Earnings guidance and any change to previously announced guidance; • Unusual or unanticipated items that affect earnings or events that could result in restating financial information; • Restatements of financial results, or material impairments, write-offs or restructurings; • • Impending bankruptcy or financial liquidity problems; • Significant new product announcements, introductions, modifications, or significant pricing changes; • A significant cybersecurity incident; • Significant commercial developments, including entering into a significant definitive agreement with a customer, supplier, or other business partner • Significant legal or regulatory developments, whether actual or threatened; • Major events involving Oklo’s securities, including calls of securities for redemption, adoption of stock repurchase programs, option repricings, stock splits, changes in dividend policies, public or private securities offerings, modification to the rights of security holders, or notice of delisting of our securities from trading on a securities exchange; • Significant corporate events, such as a pending or proposed merger, joint venture or tender offer, a significant investment, the acquisition or disposition of a significant business or asset or a change in control of Oklo; • Major personnel changes, such as changes in senior management, restructurings, or reductions in force; and • A change in auditors.

Oklo Inc. Insider Trading Policy (as of May 14, 2025) S-II-10 Insider Trading Policy If you have any questions as to whether information should be considered “material,” you should consult with a Compliance Officer. In general, it is advisable to resolve any close questions as to the materiality of any information by assuming that the information is material. 5.2 “Non-public” information Information is considered non-public until it has been broadly disseminated to the public for long enough to be reflected in the price of the security. Broadly disseminated means the information is shared with the public in a Regulation FD-complaint method, such as a press release, a public filing with the SEC, a pre-announced public webcast or another broad, non-exclusionary form of public communication. Unless you have seen material information publicly disseminated by an official announcement (such as through a press release or SEC filing), you should assume the information is non-public. The circulation of rumors, even if accurate and reported in the media, does not constitute public dissemination. In addition, even after a public announcement, a reasonable period of time may need to lapse in order for the market to react to the information. As a general rule, you should consider information to be non-public until the third trading day that follows two full trading days after the information has been released. For example, if the Company were to make an announcement before the market opens on a Monday, you would not be permitted to trade in Oklo shares until Wednesday. If, for example, Oklo were to make an announcement after the close of the trading day on a Monday afternoon, you should not trade in Oklo securities until the beginning of the trading day on Thursday. However, depending upon the form of the announcement and the nature of the information, it is possible that information may not be fully absorbed by the marketplace until later. Any questions as to whether information is non-public should be directed to a Compliance Officer. The term “trading day” means a day on which national stock exchanges are open for trading. More specifically, Oklo securities are subject to the trading days of the New York Stock Exchange where the securities are listed.

Oklo Inc. Insider Trading Policy (as of May 14, 2025) S-II-11 Insider Trading Policy 6 Policies regarding material non-public information This Policy prohibits the unauthorized use or disclosure of material non-public information relating to Oklo or other companies about which you possess material non-public information obtained in the course of your service with Oklo. For more information, please see the Company’s Investor Relations and Communications Policy.

Oklo Inc. Insider Trading Policy (as of May 14, 2025) S-II-12 Insider Trading Policy 7 Trading blackout periods To limit the likelihood of trading at times when there is a significant risk of insider trading exposure, Oklo has instituted quarterly trading blackout periods and may institute special trading blackout periods from time to time. It is important to note that whether or not you are subject to blackout periods, you remain subject to the prohibitions on trading on the basis of material non-public information and any other applicable restrictions in this Policy. 7.1 Quarterly blackout periods Except as discussed in “Limited Exceptions” below, all Oklo directors, executive officers and other employees and agents (such as consultants and independent contractors) identified by Oklo as set forth on Schedule I must refrain from conducting transactions involving Oklo’s securities during quarterly blackout periods. From time to time, Oklo may identify other persons who should be subject to quarterly blackout periods, and a Compliance Officer may update and revise Schedule I as appropriate. Even if you are not specifically identified as being subject to quarterly blackout periods, you should exercise caution when engaging in transactions during quarterly blackout periods because of the heightened risk of insider trading exposure. This period is a particularly sensitive time for transactions involving Oklo’s securities from the perspective of compliance with applicable securities laws due to the fact that, during these periods, individuals may often possess or have access to material non-public information relevant to the expected financial results for the quarter. Quarterly blackout periods start at the beginning of the fifteenth calendar day of the last month of each fiscal quarter and end on the third trading day following the date of public disclosure of the financial results for that fiscal quarter. If, for example, Oklo were to release results for a completed fiscal quarter after the close of the trading day on a Monday afternoon, you should not trade in Oklo securities until the beginning of the trading day on Thursday. However, even during this trading window, if you are in possession of any material non-public information, you should not trade in Oklo securities until the information has been made publicly available or is no longer material as set forth above. Oklo will notify you when each quarterly blackout period starts and ends so that you will know when you may and may not engage in any transaction involving Oklo’s securities. You are responsible for complying with the blackout period described in this Policy regardless of whether you receive notification from Oklo about the period. Exceptions to the blackout period policy may be approved by the Compliance Officer or, in the case of exceptions for directors, the Board of Directors. 7.2 Special blackout periods From time to time, Oklo may also prohibit directors, officers, employees and agents (such as consultants and independent contractors) from engaging in transactions involving Oklo’s securities when, in the judgment of a Compliance Officer, a trading blackout is warranted. Oklo

Oklo Inc. Insider Trading Policy (as of May 14, 2025) S-II-13 Insider Trading Policy will generally impose special blackout periods when there are material developments known to Oklo that have not yet been disclosed to the public. For example, Oklo may impose a special blackout period in anticipation of announcing interim earnings guidance or a significant transaction or business development. Special blackout periods may be declared for any reason. Oklo will notify you if you are subject to a special blackout period, in which case you may not engage in any transaction involving Oklo’s securities until instructed that it is permissible, and you should not disclose the existence of the special blackout period to others. 7.3 No “safe harbors” There are no unconditional “safe harbors” for trades made at particular times, and you should exercise good judgment at all times. Even when a quarterly blackout period is not in effect, you may be prohibited from engaging in transactions involving Oklo’s securities because you possess material non-public information, are subject to a special blackout period or are otherwise restricted under this Policy.

Oklo Inc. Insider Trading Policy (as of May 14, 2025) S-II-14 Insider Trading Policy 8 Pre-clearance of trades Except as discussed in “Limited Exceptions” below, directors (i.e. Board of Directors) and executive officers (i.e. Oklo’s Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and any member of Oklo management level Vice-President and above) must refrain from engaging in any transaction involving Oklo’s securities without first obtaining pre-clearance of the transaction from a Compliance Officer. In addition, as listed on Schedule II, Oklo has determined that certain other employees and agents (such as consultants and independent contractors) of Oklo that may have regular or special access to material non-public information must refrain from engaging in any transaction involving Oklo’s securities without first obtaining pre-clearance of the transaction from a Compliance Officer. A Compliance Officer may not engage in a transaction involving Oklo’s securities unless the other Compliance Officer/Chief Executive Officer has pre-cleared the transaction. Individuals subject to pre-clearance requirements are listed on Schedule II. From time to time, Oklo may identify other persons who should be subject to the pre-clearance requirements set forth above, and a Compliance Officer may update and revise Schedule II as appropriate. These pre-clearance procedures are intended to decrease insider trading risks associated with transactions by individuals with regular or special access to material non-public information. In addition, requiring pre-clearance of transactions by directors and officers facilitates compliance with Rule 144 resale restrictions under the Securities Act of 1933, as amended, and the liability and reporting provisions of Section 16 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pre-clearance of a trade, however, is not a defense to a claim of insider trading and does not excuse you from otherwise complying with insider trading laws or this Policy. Further, pre-clearance of a transaction does not constitute an affirmation by Oklo or a Compliance Officer that you are not in possession of material non-public information or represent legal advice by Oklo that a proposed transaction complies with the law. If pre-clearance for a trade is granted, the Oklo employee may buy or sell the security within seven business days after clearance is granted, but only if the approved person is not aware of any material nonpublic information. If for any reason the trade is not executed within the approved seven business days, a pre-clearance must be obtained again. A Compliance Officer is under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. A form of pre-clearance request has been included as Appendix B. At least three business days before executing any transaction, the pre- clearance form should be completed and submitted to the Compliance Officer for pre-clearance.

Oklo Inc. Insider Trading Policy (as of May 14, 2025) S-II-15 Insider Trading Policy 9 Additional restrictions and guidance This section addresses certain types of transactions that may expose you and Oklo to significant risks. You should understand that, even though a transaction may not be expressly prohibited by this section, you are responsible for ensuring that the transaction otherwise complies with this Policy, including the general prohibition against insider trading as well as pre-clearance procedures and blackout periods, if applicable. 9.1 Short sales This Policy prohibits short sales (i.e., the sale of a security that must be borrowed to make delivery) and “selling short against the box” (i.e., a sale with a delayed delivery) with respect to Oklo securities. Short sales may signal to the market possible bad news about Oklo or a general lack of confidence in Oklo’s prospects, and an expectation that the value of Oklo’s securities will decline. In addition, short sales are effectively a bet against Oklo’s success and may reduce the seller’s incentive to improve Oklo’s performance. Short sales may also create a suspicion that the seller is engaged in insider trading. 9.2 Derivative securities and hedging transactions This Policy prohibits transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to Oklo’s securities. This prohibition extends to any hedging or similar transaction designed to decrease the risks associated with holding Oklo securities. Stock options, restricted stock units, restricted stock, stock appreciation rights and other securities issued pursuant to Oklo benefit plans or other compensatory arrangements with Oklo are not subject to this prohibition. Transactions in derivative securities may reflect a short-term and speculative interest in Oklo’s securities and may create the appearance of impropriety, even where a transaction does not involve trading on material non-public information. Trading in derivatives may also focus attention on short-term performance at the expense of Oklo’s long-term objectives. In addition, the application of securities laws to derivatives transactions can be complex, and persons engaging in derivatives transactions run an increased risk of violating securities laws. 9.3 Using Oklo securities as collateral for loans You may not pledge Oklo securities as collateral for loans without the written approval of a Compliance Officer. If you default on the loan, the lender may sell the pledged securities as collateral in a foreclosure sale. The sale, even though not initiated at your request, is still considered a sale for your benefit. If made at a time when you are aware of material non-public information or otherwise are not permitted to trade in Oklo securities, the sale may result in inadvertent insider trading violations, Section 16 violations (for officers and directors), violations of this Policy and unfavorable publicity for you and Oklo. For these reasons, even if you are permitted to pledge Oklo securities as collateral for loans, you should exercise caution when doing so.

Oklo Inc. Insider Trading Policy (as of May 14, 2025) S-II-16 Insider Trading Policy 9.4 Holding Oklo securities in margin accounts You may not hold Oklo securities in margin accounts without the written approval of a Compliance Officer. Under typical margin arrangements, if you fail to meet a margin call, the broker may be entitled to sell securities held in the margin account without your consent. The sale, even though not initiated at your request, is still considered a sale for your benefit. If made at a time when you are aware of material non-public information or are otherwise not permitted to trade in Oklo securities, the sale may result in inadvertent insider trading violations, Section 16 violations (for officers and directors), violations of this Policy and unfavorable publicity for you and Oklo. For these reasons, even if you are permitted to hold Oklo securities in margin accounts, you should exercise caution when doing so. 9.5 Placing open orders with brokers Except in accordance with an approved trading plan (as discussed below), you should exercise caution when placing open orders, such as limit orders or stop orders, with brokers, particularly where the order is likely to remain outstanding for an extended period of time. Open orders may result in the execution of a trade at a time when you are aware of material non-public information or otherwise are not permitted to trade in Oklo securities, which may result in inadvertent insider trading violations, Section 16 violations (for officers and directors), violations of this Policy and unfavorable publicity for you and Oklo. If you are subject to blackout periods or pre-clearance requirements, you should inform your broker when you place any open order at the time the order is placed.

Oklo Inc. Insider Trading Policy (as of May 14, 2025) S-II-17 Insider Trading Policy 10 Limited exceptions The following are certain limited exceptions to the restrictions imposed by Oklo under this Policy. Please be aware that even if a transaction is subject to an exception to this Policy, you will need to separately assess whether the transaction complies with applicable law. For example, even if a transaction is indicated as exempt from this Policy, you may need to comply with the “short- swing” trading restrictions under Section 16 of the Exchange Act, if applicable. You are responsible for complying with applicable law at all times. 10.1 Transactions pursuant to a trading plan that complies with SEC rules The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions pursuant to trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5-1 under the Exchange Act, provide for an affirmative defense if you enter into a contract, provide instructions or adopt a written plan for trading securities when you are not aware of material non-public information. The contract, instructions or plan must (i) specify the amount, price and date of the transaction, (ii) provide a written formula, algorithm, or computer program for determining the amount, price, and date of the transaction or (iii) prohibit the individual from exercising any subsequent influence over the transaction; provided, that, any other individual, who did exercise such influence must not have been aware of the material non-public information when doing so. Transactions made pursuant to a written trading plan that (i) complies with the affirmative defense set forth in Rule 10b5-1, (ii) complies with the requirements set forth in Appendix A hereto and (iii) is approved by a Compliance Officer, are not subject to the restrictions in this Policy against trades made while aware of material non-public information or to the pre-clearance procedures or blackout periods established under this Policy. In approving a trading plan, a Compliance Officer may, in furtherance of the objectives expressed in this Policy, impose criteria in addition to those set forth in Rule 10b5-1. You should therefore confer with a Compliance Officer prior to entering into any trading plan. The SEC rules regarding trading plans are complex, and you must comply with them completely for your trading plan to be effective. The description provided above is only a summary, and Oklo strongly advises that you consult with your personal legal advisor if you intend to adopt a trading plan. While trading plans are subject to Oklo review and approval, you are ultimately responsible for compliance with Rule 10b5-1 and this Policy. A Compliance Officer must keep a copy of each adopted trading plan. Oklo may publicly disclose information or respond to inquiries regarding trading plans that you may enter (including but not limited to the information required by Regulation S-K Item 408), and you, or Oklo on your behalf, will identify any Rule 10b5-1 transactions as such on Forms 4 and 5, if applicable. Oklo also reserves the right from time to time to suspend, discontinue, or otherwise prohibit transactions under a trading plan if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation, or other prohibition is in the best interests of the Company.

Oklo Inc. Insider Trading Policy (as of May 14, 2025) S-II-18 Insider Trading Policy 10.2 Receipt and vesting of stock options, restricted stock units, restricted and stock appreciation rights The trading restrictions under this Policy do not apply to the grant or award of stock options, restricted stock units, restricted stock or stock appreciation rights issued or offered by Oklo. The trading restrictions under this Policy also do not apply to the vesting, cancellation or forfeiture of stock options, restricted stock units, restricted stock or stock appreciation rights in accordance with applicable plans and agreements. The trading restrictions do apply, however, to any subsequent sales of any such securities or the common stock underlying such securities and any other market sale for the purpose of generating the cash needed to pay withholding taxes related to the settlement of restricted stock units or stock option exercises. 10.3 Cash or cashless net exercise of stock options The trading restrictions under this Policy do not apply to the exercising of stock options for cash under Oklo’s stock option plans. The exercising of stock options is performed at a set “strike price” that is not conditional to the going market price of the Oklo security at the time of exercise. Likewise, the trading restrictions under this Policy do not apply to the exercise of stock options in a stock-for-stock exercise with Oklo or an election to have Oklo withhold securities to cover tax obligations in connection with an option exercise. However, the trading restrictions under this Policy do apply to (i) the sale of any securities issued upon the exercise of a stock option, (ii) a cashless exercise of a stock option through a broker, because this involves selling a portion of the underlying shares to cover the costs of exercise, and (iii) any other market sale for the purpose of generating the cash needed to pay the exercise price of an option or to pay withholding taxes related to the settlement of restricted stock units or stock option exercises. 10.4 Purchases from the employee stock purchase plan The trading restrictions in this Policy do not apply to elections with respect to participation in Oklo’s employee stock purchase plan or to purchases of securities under the plan. However, the trading restrictions do apply to any subsequent sales of any such securities acquired therefrom. 10.5 Stock splits, stock dividends, and similar transactions The trading restrictions under this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions. 10.6 Bona fide gifts and inheritance The trading restrictions under this Policy do not apply to bona fide gifts involving Oklo securities or transfers by will or the laws of descent and distribution. However, (i) if you have reason to believe that the recipient intends to sell Oklo securities while you are aware of material nonpublic information or, (ii) if (A) you are subject to the trading restrictions specified above under the heading “Trading Blackout Periods,” and (B) you have reason to believe that the recipient intends to sell Oklo securities during a blackout period, then the trading restrictions apply. In other words, you cannot use a gift to conduct a transaction that otherwise would be prohibited under this Policy.

Oklo Inc. Insider Trading Policy (as of May 14, 2025) S-II-19 Insider Trading Policy In addition, the trading restrictions under this Policy apply to any gifted or inherited securities if the recipient, for example, an immediate family member, is subject to this Policy. See “Persons and Transactions Covered by this Policy” above. Please also note that under Oklo’s stock option plans, a stock option or other equity award may not be gifted or transferred except under very limited circumstances. 10.7 Change in form of ownership Transactions that involve merely a change in the form in which you own securities are not subject to the trading restrictions under this Policy. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime. 10.8 Other exceptions Any other exception from this Policy must be approved by a Compliance Officer, in consultation with the Board of Directors or an independent committee of the Board of Directors.

Oklo Inc. Insider Trading Policy (as of May 14, 2025) S-II-20 Insider Trading Policy 11 Compliance with Section 16 of the Securities Exchange Act 11.1 Ownership reporting obligations of directors and Section 16 officers The SEC’s rules under Section 16(a) of the Exchange Act impose ownership reporting requirements on executive officers, Directors and 10% shareholders. In addition to individual reporting requirements, Section 16(a) set forth limitations on “short-swing” transactions, short sales, and other transactions applicable to directors, officers, large shareholders and certain other persons. Oklo’s Board of Directors has determined that those persons listed on Schedule III are required to comply with Section 16 of the Exchange Act, and the related rules and regulations, because of their positions with Oklo. A Compliance Officer may amend Schedule III from time to time as appropriate to reflect the election of new officers or directors, any change in the responsibilities of officers or other employees and any promotions, demotions, resignations or departures. Schedule III is not necessarily an exhaustive list of persons subject to Section 16 requirements at any given time. Even if you are not listed on Schedule III, you may be subject to Section 16 reporting obligations because of your shareholdings, for example. 11.2 Notification requirements to facilitate Section 16 reporting To facilitate timely reporting of transactions pursuant to Section 16 requirements, if you are subject to Section 16 reporting requirements you must provide, or must ensure that your broker provides, Oklo with detailed information (e.g., trade date, number of shares, exact price, etc.) regarding your transactions involving Oklo’s securities, including gifts, transfers, pledges and transactions pursuant to a trading plan, both prior to the transaction (to confirm compliance with pre-clearance procedures, if applicable) and on the date of the transaction. 11.3 Personal responsibility The obligation to file Section 16 reports, and to otherwise comply with Section 16, is personal. If there is any change in your ownership of Oklo securities at any time, you will be required to file a Form 4 with the SEC reporting the change. In virtually all cases, the Form 4 must be filed no later than the second business day following the execution date of the transaction. Although Oklo may participate in the communication to executive officers and Directors as it relates to Section 16 compliance, is not responsible for the failure to comply with Section 16 requirements.

Oklo Inc. Insider Trading Policy (as of May 14, 2025) S-II-21 Insider Trading Policy 12 Compliance This Policy will remain in effect unless revoked or modified by the Company in writing. The Company may modify these guidelines from time to time, as laws or other circumstances change. Each Company employee is responsible for reviewing these guidelines periodically and complying with the most current version. The most current version will be available to all Company employees. Any Company employee found to have violated this Policy may be subject to disciplinary action, up to and including termination of employment. This Policy will be implemented in accordance with all applicable laws, rules, and regulations. If you have any questions regarding this Policy, please consult your manager, Chief Financial Officer, Chief People and Culture Officer, or their designees.